                                                                      Exhibit 12

                        ENTEX INFORMATION SERVICES, INC.

             COMPUTATION OF RATION OF EARNINGS TO FIXED CHARGES(1)
                                  (Unaudited)

                                           THREE
                                           MONTHS                          YEARS ENDED
                                           ENDED        -----------------------------------------------------
                                        -------------
                                        SEPTEMBER 27,   JUNE 28,   JUNE 29,   JUNE 30,    JULY 2,     JULY 3,
                                            1998          1998       1997       1996       1995        1994
                                        -------------   --------   --------   ---------   ---------   -------
                                                                  (DOLLARS IN THOUSANDS)
Income (loss) before income taxes         $(13,792)      $18,560    $ 1,569   $(25,648)   $(29,763)   $(5,546)
Fixed Charges
  Interest expense, net                      9,695        36,663     37,147     29,726      23,151     17,444
  Interest component of rent expense         1,208         4,361      3,969      3,137       1,687      1,975
                                          --------       -------    -------   --------    --------    -------
    Fixed charges                          $10,903       $41,024    $41,116    $32,863     $24,838    $19,419
                                          ========       =======    =======   ========    ========    =======
Earnings                                   $(2,889)      $59,584    $42,685    $ 7,215     $(4,925)   $13,873
                                          ========       =======    =======   ========    ========    =======
Ratio of earnings to fixed charges           (0.26)x        1.45x      1.04x      0.22x      (0.20)x     0.71x
                                          ========       =======    =======   ========    ========    =======

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(1)  For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest (including the interest component of rental expenses) and amortization of debt expense. Earnings consist of earnings from continuing operations before taxes, plus fixed charges. For the three months ended September 27, 1998, earnings were insufficient to cover fixed charges by $13.8 million. For the fiscal years ended June 30, 1996, July 2, 1995 and July 3, 1994, earnings were insufficient to cover fixed charges by $25.6 million, $29.8 million and $5.5 million, respectively.